Secure Computing Corporation
                                               2675 Long Lake Road
                                               Roseville, MN 55113


                                                 August 27, 1996


                                               Employment Agreement


         Secure Computing Corporation, a Delaware corporation (the "Company"), and Timothy P. McGurran agree as follows:

1.     Position and Responsibilities

       1.1 You shall serve in the executive capacity as Vice President of Finance, Treasurer & Chief Financial Officer, and perform the duties customarily associated with such capacity from time to time and at such place or places as the Company shall designate or as shall be appropriate and necessary in connection with such employment.

       1.2 You will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and the business and affairs of the Company.

       1.3 You will duly, punctually and faithfully perform and observe any and all rules and regulations which the Company may now or shall hereafter establish governing the conduct of its business.

2.     Term of Employment

       2.1 The term of your employment agreement shall commence on August 26, 1996 and terminate in three years. Your employment may be terminated sooner at any time by the Company as provided in Section 2.2 or by you upon 30 days written notice.

       2.2 The Company shall have the right, on written notice to you, to terminate your employment

                  (a) immediately at any time for cause, or

                  (b) at any time after August 27, 1996 without cause provided the Company shall be obligated to pay to you as severance pay an amount equal to twelve month's basic salary less applicable taxes and other required withholdings and any amount you may owe to the Company, payable in full immediately upon such termination.

       2.3 For purposes of Section 2.2, you may be terminated for cause if, in the reasonable determination of the Company's Board of Directors, you are convicted of any felony or of any crime involving moral turpitude, or participate in fraud against the Company, or wrongfully disclose any trade secrets or other confidential information of the Company to any of its competitors, or materially breach Section 4 of this Agreement or any provision of the Proprietary Information Agreement (as defined in Section 6 hereof) between you and the Company.

3.     Compensation

       3.1 The Company shall pay to you for the services to be rendered hereunder a basic salary at an annual rate of $125,000 subject to increase in accordance with the policies of the Company, as determined by its Board of Directors from time to time, payable in installments in accordance with Company policy.

                  (a) The Compensation Committee of the Board of Directors will review the base salary from time to time, no less frequently than annually, and may in its sole discretion adjust the base salary upward, but not downward, to reflect performance, appropriate industry guideline data and other factors.

                  (b) If certain performance goals established from time to time by the Board of Directors of the company are met, you will be entitled to a performance bonus of 35% of base salary, following each anniversary of the date hereof. The amount of such bonus percentage may be increased, but not decreased by the Board of Directors of the Company.

       3.2 You shall also be entitled to all rights and benefits for which you shall be eligible under deferred bonus, pension, group insurance, profit-sharing or other Company benefits which may be in force from time to time and provided for the Company's employees generally.

       3.3 You will be reimbursed for reasonable expenses incurred on behalf of the Company upon presentation of appropriate receipts.

4.     Other Activities During Employment

       4.1 Except as stated herein or with the prior written consent of the Company's Board of Directors, you will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise other than ones in which you are a passive investor. However, you may continue to teach classes in the Becker CPA/CMA Review Course.

       4.2 Except as permitted by Section 4.3, you will not acquire, assume or participate in, directly or indirectly, any position, investment or interest adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or take any action toward or looking toward any of the foregoing.

       4.3 During the term of your employment by the Company except on behalf of the Company or its subsidiaries, you will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or otherwise, become or be interested in any other person, corporation, firm, partnership or other entity whatsoever which manufactures, markets, sells, distributes or provides consulting services concerning products or services which compete with those of the Company. You may own, as a passive investor, securities of any such corporation which are listed for trading on a national stock exchange or traded in the over-the-counter market, quotations of which are published in an established business journal, so long as your holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

5.     Former Employment

       5.1 You represent and warrant that your employment by the Company will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship. You represent and warrant that you do not possess confidential information arising out of prior employment which, in your best judgment, would be utilized in connection with your employment by the Company in the absence of Section 5.2.

       5.2 If, in spite of the second sentence of Section 5.1, you should find that confidential information belonging to any former employer might be usable in connection with the Company's business, you will not intentionally disclose to the Company or use on behalf of the Company any confidential information belonging to any of your former employers; but during your employment by the Company you will use in the performance of your duties all information which is generally known and used by persons with trainings and experience comparable to your own and all information which is common knowledge in the industry or otherwise legally in the public domain.

6. Proprietary Information and Inventions You agree to be bound by the provisions of the Proprietary Information Agreement dated the date of this Agreement between you and the Company (the "Proprietary Information Agreement").

7.     Post-Employment Consultation

       7.1 Upon the termination or expiration of your employment with the Company pursuant to Section 2.1 or 2.2 above or otherwise, the Company shall have the option to retain you as a consultant by notifying you of its desire to so retain you within 7 days of such termination or expiration in writing mailed to you at your last address as it appears in the Company's records. If you are so retained, you shall, during the period for retention notify the Company of any change in address and each subsequent employment (stating the name of and address of the employer and the nature of your position) or business activity in which you engage during such 30 days.

       7.2 If the Company retains you as a consultant, you shall during the period of such retention hold your self available to render consulting services in your area of expertise or special competence for up to sixty (60) days for not more than thirty-four (34) hours per month, for which the Company shall pay you an amount equal to 50% of your monthly basic salary obtained under Section 3 at the time of termination of your employment, whether or not you shall be called upon to render any services in any such month. Additionally, if you are retained as a consultant, during the consulting period, the Company will continue to provide you with the Company's basic medical, dental, vision and life insurance coverage in place at that time. Any out-of-pocket expenses including travel, food, lodging and associated costs which your consulting activities for the Company may require will be reimbursed against receipts and vouchers therefore in accordance with the Company's policies in force from time to time.

       7.3 During any period in which you are retained by the Company as a consultant, the Company may terminate your status as a consultant by giving you 7 days' written notice, during which 7-day period you shall continue to receive your monthly consulting fee but shall not be obligated to render or hold yourself available to render any consulting services during such period. Thereafter the Company shall have no further liability for consulting fees. All other prohibitions of the Proprietary Information Agreement shall survive termination of your status as a consultant to the extent provided in such Proprietary Information Agreement.

8.     Post Employment Activities

       8.1 In the event and for so long as you are retained as a consultant by the Company pursuant to Section 7 following the termination or expiration of your employment with the Company hereunder, absent the Company's prior written approval upon instructions of its Board of Directors, you will not, directly or indirectly engage in activities (similar or reasonably related to those in which you shall have engaged hereunder during the two year immediately preceding the termination or expiration of your employment with the Company) for, nor render services (similar or reasonable related to those which you shall have rendered hereunder during such two years) to, any firm or business organization whether now existing or hereafter established, which manufactures, markets, sells, distributes or provides products or services which compete with those of the Company on the date of termination of your employment, nor shall you engage in such activities nor render such services to any other person or entity engaged or about to become engaged in such activities to, for or on behalf of any such firm or business organization, or employ any person to engage in any activity which, were it done by you, would violate any provision of the Proprietary Information Agreement or Section 8 hereof.

       8.2 The Company upon instruction of its Board of Directors may give you written approval to engage personally in any activity or render services referred to in Section 8.1 if it secures written assurances (satisfactory to the Company in its sole discretion) from you and from the prospective employer that the integrity of the Proprietary Information Agreement will not in any way be jeopardized by such activities, provided the burden of so establishing the foregoing to the satisfaction of the Company shall be upon you and your prospective employer(s).

       8.3 In the event and for so long as you are retained as a consultant by the Company pursuant to Section 7 following the termination or expiration of your employment with the Company, the provisions of Section 4.3 shall be applicable to you and you shall comply therewith.

9. Survival Your duties under the Proprietary Information Agreement and Section 8 shall survive termination of your employment with the company to the extent provided under such Proprietary Information Agreement or Section 8 hereof.

10. Assignment This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by way of reorganization, or merger and any assignee of all or substantially all of its business and properties, but, except as to any such successor or assignee of the Company, neither this Agreement nor any rights or benefits hereunder may be assigned by the Company or by you.

11. Interpretation In case any one or more of the provisions contained in the Agreement shall, for any reason, be held to be invalid, illegal or unenforceability in any respect, such invalidity, illegality or unenforceable shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

12. Notices Any notice which the Company is required or may desire to give to you shall be given by personal delivery or registered or certified mail, return receipt requested, addressed to you at the address of record with the Company, or at such other place as you may from time to time designate in writing. Any notice which you are required or may desire to give to the Company hereunder shall be given by personal delivery or by registered or certified mail, return receipt requested, addressed to the Company as its principal office, or at such other office as the Company may from time to time designate in writing. The date of personal delivery or the date of mailing such notice shall be deemed to be the date of delivery thereof.

13. Waiver If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provisions of this Agreement.

14. Complete Agreement; Amendments The foregoing, together with a Proprietary Information Agreement between you and the Company, is the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.

15. Applicable Law This agreement has been negotiated in, and shall be governed by the laws of, the State of Minnesota.

16. Heading The heading of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.


                                             SECURE COMPUTING CORPORATION


                                             By:  ______________________________
                                                  Kermit M. Beseke


Accepted and agreed this

_____ day of _____________________, 1996;


_________________________________________
Timothy P. McGurran